EXHIBIT 10.4

Agreed Form

RESTRICTED COMMON UNIT AGREEMENT

This RESTRICTED COMMON UNIT AGREEMENT (this “Agreement”) is made as of this [___] day of [____], 201[_] (the “Effective Date”), between Laredo Royalty Incentive Plan, LLC, a Delaware limited liability company (the “Company”), and [_______________] (the “Member”).  Capitalized terms used in this Agreement but not defined in the body hereof are defined in the Amended and Restated Limited Liability Company Agreement of the Company as in effect from time to time (the “LLC Agreement”).

WHEREAS, Laredo Oil, Inc., a Delaware corporation (“Laredo”), has created its Laredo Royalty Incentive Plan dated as of October 11, 2012 (as amended from time to time, the “Plan”), pursuant to which Laredo is awarding to certain of its officers, employees and consultants certain Plan Units (as defined in the Plan) which entitle participants in the Plan to participate in certain Plan Interests (as defined in the Plan); and

WHEREAS, Laredo has created the Company in order to hold and administer the Plan Interests and carry out the purposed of the Plan; and

WHEREAS, the LLC Agreement authorizes the Manager of the Company to issue Common Units to the Participants in the Plan to reflect their awards of Plan Units; and

WHEREAS, the Company desires to issue to the Member on the terms and conditions hereinafter set forth, and the Member desires to accept on such terms and conditions, the number of Common Units as specified herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Member agree as follows:

1. Issuance of Units.  The Company hereby issues [_______] Series [__] Common Units (the “Restricted Common Units”) to the Member.  The Threshold Value for the Restricted Common Units issued pursuant to this Agreement shall be $[____].  The Restricted Common Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43.

2. Terms of Issuance.

(a)         The Member acknowledges and agrees that no provision contained in this Agreement shall entitle the Member to remain in the employment of Laredo or any Related Party.

(b)         The Member acknowledges and agrees that, except as provided in the LLC Agreement, the Company has no duty or obligation to disclose to the Member, and the Member shall have no right to be advised of, any information regarding the Company in connection with the forfeiture or redemption of the Restricted Common Units pursuant to the terms and conditions of this Agreement.

(c)         The Member agrees that his or her execution of this Agreement evidences his or her agreement to be bound by the terms of this Agreement and the LLC Agreement, as amended from time to time, and acknowledges that the Restricted Common Units are subject to all of the restrictions applicable to such Units as set forth in the LLC Agreement and in this Agreement.

3. Unvested Common Units.  Except as provided in Section 4 below, the Restricted Common Units issued pursuant to this Agreement shall initially be deemed “Unvested Common Units” under the LLC Agreement, and shall be subject to all of the restrictions on Unvested Common Units (as well as on Common Units, in general) under the LLC Agreement and shall carry only such rights as are conferred on Unvested Common Units under the LLC Agreement.  Unvested Common Units will become “Vested Common Units” in accordance with the provisions of Section 4.

4. Vesting of Restricted Common Units.   The Restricted Common Units issued pursuant to this Agreement shall become vested as set forth below.

(a)         If the Member remains continuously employed by the Company or a Related Party through the vesting dates set forth in the schedule below, then on such dates the cumulative percentage of Restricted Common Units set forth in the schedule below will become vested and carry all of the rights conferred generally upon Vested Common Units under the LLC Agreement.

On and After Each of the Following Time Vesting Dates	Cumulative Percentage of Restricted Common Units That Will Become Vested Common Units
First Anniversary of the Effective Date	33.3% of the Restricted Common Units issued pursuant to this Agreement
Second Anniversary of the Effective Date	66.7% of the Restricted Common Units issued pursuant to this Agreement
Third Anniversary of the Effective Date	100% of the Restricted Common Units issued pursuant to this Agreement

(b)         Notwithstanding the above, if the Member remains continuously employed by the Company or a Related Party through the date of commencement of production related to the initial UGD Project completed by Laredo, then on such date any Unvested Common Units will become vested and carry all of the rights conferred generally upon Vested Common Units under the LLC Agreement.

[NOTE:  THIS SECTION ONLY APPLIES TO INITIAL PLAN AWARDS ONLY; TO BE REVISED FOR SUBSEQUENT AWARDS.]

(c)         In addition to the above, if the Member remains continuously employed by the Company or a Related Party through the 180th day preceding the date of a Sale Transaction or other liquidation of the Company, then on the date such Sale Transaction or liquidation of the Company occurs any Unvested Common Units will become vested and carry all of the rights conferred generally upon Vested Common Units under the LLC Agreement.

(d)         Except as expressly provided in this Section 4, in no event shall any Restricted Common Units vest after the Member’s cessation of full-time services to Laredo or a Related Party for any reason.

5. Distributions on Unvested Common Units.

(a)         Subject to the provisions of Section 5(b), in the event that the Company makes a distribution of Available Cash or other property pursuant to Article 5 of the LLC Agreement to the Common Unit holders, such distributions will be made to the Member with respect to the Restricted Common Units issued pursuant to this Agreement that have become Vested Common Units, subject to any applicable tax withholding as provided in Section 8.  Except as provided in Section 5.2 of the LLC Agreement related to tax distributions, the Company shall retain the distributions with respect to all Unvested Common Units subject to this Agreement pursuant to Section 5.1(p) of the LLC Agreement (such retained distributions are referred to as the “Unvested Distributions”).  The Member hereby agrees that the Company shall hold the Unvested Distributions until the Unvested Distributions are either forfeited or until the Unvested Common Units become Vested Common Units, at which time, except as otherwise provided in or distributed pursuant to Section 5(b), the Unvested Distributions related to the number of Unvested Common Units that have become Vested Common Units shall be paid to the Member in a single lump sum payment within 30 days after the date of vesting.

(b)         In the event that the Company makes a distribution of Available Cash or other property pursuant to Article 5 of the LLC Agreement to the Common Unit holders during the period of 180 calendar days following the termination of the Member’s employment as described in Section 6(b), then the Company shall retain the distribution with respect to any Unvested Common Units subject to this Agreement (such retained distributions, together with any Unvested Distributions, are referred to as the “Suspended Distributions”).  In the event a Sale Transaction occurs on or prior to the 180th calendar day following the termination of the Member’s employment as described in Section 6(b), the Suspended Distributions will be distributed to the Member in a single lump sum payment within five days following the Sale Transaction.  In the event a Sale Transaction does not occur on or prior to the 180th calendar day following the termination of the Member’s employment as described in Section 6(b), the Suspended Distributions will be forfeited to the Company.

6. Forfeiture and Repurchase of Restricted Common Units.

(a)         If the Member’s employment with Laredo or any Related Party is terminated by Laredo or such Related Party for Cause, then the Member, and any other Person who shall be the holder of any of the Restricted Common Units issued pursuant to this Agreement on the date of such termination, shall forfeit to the Company all of the Restricted Common Units (whether vested or unvested) and all rights arising from such Units (including, but not limited to, any Unvested Distributions) and no consideration shall be paid in respect of such Units or rights.

(b)         If the Member’s employment with Laredo or any Related Party is terminated by Laredo or such Related Party without Cause or by reason of the Member’s death, then (i) the Member, and any other Person who shall be the holder of any of the Restricted Common Units issued pursuant to this Agreement on the date of such termination, shall forfeit to the Company all of the Unvested Common Units and all rights arising from such Units (including, but not limited to, the Unvested Distributions and the Suspended Distributions described in Section 5) immediately following the 180th calendar day following the date of such termination and no consideration shall be paid in respect of such Units or rights and (ii) the Company shall have the right to redeem, in accordance with Section 6.5 of the LLC Agreement, any or all of the Vested Common Units at Fair Market Value; provided, however, in the event a Sale Transaction occurs within the 180 calendar day period following the Member’s termination of employment pursuant to this Section 6(b), the Suspended Distributions pending distribution during the five day period following the Sale Transaction as described in Section 5(b) will not be forfeited pursuant to this Section 6(b) but will be paid in accordance with Section 5(b).

(c)         If the Member’s employment with Laredo or any Related Party is terminated by reason of the Member’s resignation, then (i) the Member, and any other Person who shall be the holder of any of the Restricted Common Units issued pursuant to this Agreement on the date of such termination, shall forfeit to the Company all of the Unvested Common Units and all rights arising from such Units (including, but not limited to, any Unvested Distributions) and no consideration shall be paid in respect of such Units or rights and (ii) Laredo shall have the right to redeem, in accordance with Section 6.5 of the LLC Agreement, any or all of the Vested Common Units at Fair Market Value.

(d)         The forfeitures of Units and all rights arising from such Units (including, but not limited to, any Unvested Distributions) subject to the terms and conditions of this Section 6 shall occur immediately and without further action of Laredo, the Company, the Member or any other Person upon the termination, resignation or death giving rise thereto.  Laredo’s right to redeem Vested Common Units pursuant to this Section 6 shall apply to all Vested Common Units, whether then held by the Member or any other Person to whom the Member may have transferred Units in accordance with the LLC Agreement.

7. Representations and Warranties of the Member.  The Memberrepresents and warrants to the Company as follows:

(a)         Power and Authority.  The Member has full power and authority to execute and deliver this Agreement and the other Investment Documents to which he or she is a party and to perform his or her obligations hereunder and thereunder.

(b)         Due Execution; Enforceability. This Agreement and each other Investment Document to which the Member is a party has been duly and validly executed and delivered by the Member and, assuming due execution and delivery of this Agreement by the other parties hereto, constitutes the binding obligation of the Member enforceable against the Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally, and by principles of equity.

(c)         No Conflicts.  The execution, delivery, and performance by the Member of this Agreement and the other Investment Documents to which the Member is a party will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of any Law to which the Member is subject, (ii) violate any order, judgment, or decree applicable to the Member or (iii) conflict with, or result in a breach or default under, any term or condition of any material agreement or instrument to which the Member is a party.  No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by the Member of this Agreement or any of the other Investment Documents to which he or she is a party.

(d)         Investment Matters.  The Member is acquiring Units in the Company for his or her own account, for investment purposes, and not with a view to or in connection with the resale or other distribution of such Units.  The Member understands and agrees that the Units have not been registered under the Securities Act and are “restricted securities.”  The Member has knowledge of finance, securities and investments generally, experience and skill in investments based on actual participation, and has the ability to bear the economic risks of the Member’s investment in the Company.

(e)         No Brokers.  The Member has not employed or retained any broker, agent or finder in connection with this Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of this Agreement or the transactions provided for herein which fee, commission or payment will constitute an obligation payable by the Company or any other Member; and the Member shall indemnify and hold harmless the Company and the other Members from any costs, including attorneys’ fees, and liability arising from the claim of any broker, agent or finder employed or retained by the Members in connection with the Company or this Agreement.

(f)         Survival of Representations and Warranties.  All representations and warranties made by the Member in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement regardless of any investigation made by or on behalf of any such party.

(g)         Information.  The Member believes that he or she has received all the information he or she considers necessary in connection with his or her execution of this Agreement, that the Member has had an opportunity to ask questions and receive answers from the Company and from counsel regarding the terms, conditions and limitations set forth in this Agreement and the LLC Agreement and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Member or to which the Member had access.

8. Withholding; § 83(b) Election.

(a)         To the extent that the receipt of the Restricted Common Units, the vesting of the Restricted Common Units, or the execution of this Agreement results in compensation income or wages to the Member for federal, state or local tax purposes, the Member shall deliver to the Company at the time of such receipt, lapse or execution, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Member fails to do so, the Company is authorized to withhold from any cash or Unit remuneration (including withholding any Vested Common Units distributable to the Member under this Agreement) then or thereafter payable to the Member any tax required to be withheld by reason of such resulting compensation income or wages.

(b)         Within 30 days after the date of issuance of the Restricted Common Units, the Member shall make an election authorized by section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Restricted Common Units and the Member shall submit to the Company a copy of the statement filed by the Member to make such election.  The form of such election shall be in the form attached as Exhibit A.

9. General Provisions.

(a)         Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be personally delivered, telecopied, sent by electronic mail, mailed by certified mail, return receipt requested, or sent by nationally recognized overnight delivery service, to the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company, to:	Laredo Royalty Incentive Plan, LLC c/o Laredo Oil, Inc. Attn: Chief Financial Officer 111 Congress Avenue, Ste. 400 Austin, Texas 78701 Facsimile: 817-753-2091 Email: bsparks@laredo-oil.com
with a copy to:	DuBois, Bryant & Campbell, LLP Attn: Nick Fox 700 Lavaca Street, Suite 1300 Austin, Texas 78701 Facsimile: (512) 457-8008 Email: nfox@dbcllp.com

If to the Member, to:

Facsimile:
Email:

Any such notice shall, if delivered personally, be deemed received upon delivery; if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail.  Notices given by telecopy shall be deemed to have been received (i) on the day on which the sender receives answer back confirmation if such confirmation is received before or during normal business hours of any Business Day or (ii) on the next Business Day after the sender receives answer back confirmation if such confirmation is received (A) after normal business hours on any Business Day or (B) on any day other than a Business Day.  Notices given by email shall be deemed to have been received (i) on the day sent if sent during normal business hours of any Business Day or (ii) on the next Business Day after the day sent if sent (A) after normal business hours on any Business Day or (B) on any day other than a Business Day.

(b)         Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OR ANY PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAWS OF ANOTHER JURISDICTION.

(c)         Consent to Jurisdiction.

(i)           The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Austin, Texas and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

(ii)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (i) above by the mailing of a copy thereof in the manner specified by the provisions of Section 10(a).

(iii)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(d)         Amendment and Waiver.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Member, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(e)         Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable Law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)         Entire Agreement.  This Agreement and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(g)         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

(h)         Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(i)         Gender and Plurals.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(j)         Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against the Member, the Company and their respective successors, assigns, heirs, representative and estate, as the case may be (including subsequent holders of Restricted Common Units); provided, that the rights and obligations of the Member under this Agreement shall not be assignable except in connection with a transfer of the Restricted Common Units permitted under the LLC Agreement.  Notwithstanding anything else in this Agreement or in the LLC Agreement, (i) each Restricted Common Unit shall remain subject to the terms of the LLC Agreement and this Agreement regardless of who holds such Restricted Common Unit and (ii) the effect that the employment of the Member by the Company or any Related Party or events related to such employment have on the rights of and restrictions on the Restricted Common Units, including vesting, and the rights of the Company with regard to the Restricted Common Units, under this Agreement, shall not be altered by any transfer of the Restricted Common Units.

(k)         Additional Issuances.  The issuance by the Company of Units of any class or securities convertible into Units of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of Units or obligations of the Company convertible into such Units or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Restricted Common Units issued pursuant to this Agreement.

(l)         Employment Relationship.  Nothing in the issuance of the Restricted Common Units and nothing in this Agreement shall confer upon the Member the right to continued employment by Laredo or any Related Party or affect in any way the right of Laredo or such Related Party to terminate such employment at any time.

(m)         Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedied under or by reason of this Agreement.

(n)         Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(o)         Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(p)         WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS.  EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LAREDO ROYALTY INCENTIVE PLAN, LLC

By:	Laredo Oil, Inc., its Manager

By:
Name:
Title:

EXECUTIVE

[		]

SPOUSAL CONSENT

The Member’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and the LLC Agreement and their binding effect upon any marital or community property interests he or she may now or hereafter own, and agrees that the termination of his or her and the Member’s marital relationship for any reason shall not have the effect of removing any Restricted Common Units otherwise subject to this Agreement from coverage hereunder and that his or her awareness, understanding, consent and agreement are evidenced by his or her signature below.

Printed Name:

EXHIBIT A

Section 83(b) Election Form

Election to Include in

Taxable Income in Year of Transfer Pursuant

to Section 83(b) of the Internal Revenue Code

The undersigned is receiving an award of restricted membership units of a Delaware limited liability company which is being treated as a partnership for federal income tax purposes.  All parties to the transaction believe the award of restricted membership units to be a “profits interest” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43.  Notwithstanding the foregoing, in the event that (i) the award of restricted membership units constitutes a “capital interest” rather than a “profits interest” or (ii) the undersigned disposes of such restricted membership units within two years following receipt thereof, the undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:
Address:

Facsimile:
email:

Taxpayer Identification Number:

2.	Description of the property with respect to which the election is being made:

Restricted Common Units of Laredo Royalty Incentive Plan, LLC (the “Company”).

3.	The date on which the property was transferred is __________ ___, 20__.

The taxable year to which this election relates is calendar year 20__.

4.	Nature of the restrictions to which the property is subject:

The ________ Restricted Common Units issued to the taxpayer vest over time and upon the occurrence of certain events and are subject to forfeiture in the event certain employment conditions are not satisfied.

5.
The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of the property with respect to which this election is being made is $0.

A-1

6.	The amount paid by the taxpayer for said property is $0.

7.	A copy of this statement has been furnished to the Company as provided in Treasury Regulation Section 1.83-2(d).

Date:	,	20	Signature:
Printed Name:

A-2